Exhibit 10.6
May 29, 2012

Knight Execution & Clearing Services LLC c/o Knight Capital Group, Inc.
545 Washington Boulevard
Jersey City, NJ 07310
Re: Letter Amendment to the Asset Purchase Agreement (the "Agreement") made and entered into on the 28th day of May 2012, by and between Knight Execution & Clearing Services LLC, a Delaware limited liability company ("Buyer"), and Penson Financial Services, Inc., a North Carolina corporation ("Seller")
Dear Steven J. Sadoff:
The purpose of this letter is to modify the term "Excepted Customer Contract?” defined in Section 2.1(a) of the Agreement as set forth below, and to effect certain related changes to the Agreement. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.
In connection with the modification of that defined term, (i) Seller hereby represents and warrants, with the same effect as if it had so represented and warranted in Article III of the Agreement, as of the date hereof and as of the Closing Date, that there are no Customer Contracts with delinquent liabilities that have either futures positions or collateral in the related accounts, and (ii) such representation and warranty shall be deemed to have been made in Section 3,1 of the Agreement for all purposes of the Agreement, including without limitation purposes of Section 10.5(a).
Accordingly, clause (ii) in the second sentence of Section 2.1(a) of the Agreement shall be revised to read as follows
(ii) all of the agreements with customers, introducing brokers or other clients, including employee accounts, pursuant to which Seller provides services in connection with the FCM Business ("Customer Contracts"), all of such customers' account assets segregated under the Commodity Exchange Act or separately maintained pursuant to CFTC Rule 30,7 (including any assets and collateral held in any Futures Account and all customer accounts and collateral with respect to the FX business conducted by the FCM business, but excluding any accounts or collateral related to the FX business conducted by other divisions of Seller), and all rights of the Seller thereunder (other than any Customer Contract or related assets or right associated (i) with any customer, introducing broker or other client engaged in, or threatening to engage in, any litigation, arbitration or other proceeding with Seller or its Affiliates, or (ii) with delinquent liabilities where such customer or other client has neither a futures position nor collateral in the related account, in the case of each of (i) or (ii), of which the Seller has reasonable commercial knowledge (the Customer Contracts of such customers, introducing brokers or other clients, inclusive of such related assets or rights, "Excepted Customer Contracts"))
Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.
In Witness Whereof; the undersigned have executed this Letter Amendment as of the date first above written.

PENSON FINANCIAL SERVICES, INC.	KNIGHT EXECUTION AND CLEARING SERVICE LLC

By: /s/ Philip A. Pendergraft	By: /s/ Steven J. Sadoff
Name: Philip A. Pendergraft	Name: Steven J. Sadoff
Title: Chairman	Title: EVP

2